Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to TheStreet.com, Inc. 2007 Performance Incentive Plan of our report dated March 11, 2005, except for Note 2, as to which the date is March 13, 2006 with respect to the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004 and the information for the year ended December 31, 2004 included in the related financial statement schedule of TheStreet.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
New York, New York
August 8, 2007